Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:	Investors:
Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Plenaxis® Has Been Assigned

Medicare C-Code for Hospital Use

Waltham, MA — June 21, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that The Centers for Medicare & Medicaid Services (CMS) has assigned a permanent billing code for Plenaxis® (abarelix for injectable suspension) under the Healthcare Common Procedural Coding System (HCPCS) for use by hospitals in connection with outpatient administration of the drug.  As of July 1, 2004, hospitals may use this code (C9216) to bill Medicare electronically for the use of Plenaxis®, which should facilitate prompt and accurate payment of claims.

Commenting on the announcement, William Heiden, PRAECIS’ President and Chief Operating Officer stated, “We are pleased to announce that CMS has moved so quickly in assigning a specific reimbursement code for outpatient hospital use of Plenaxis®.  This news confirms previously announced reimbursement levels for Plenaxis® in the hospital setting, and this new specific code for Plenaxis® will make it easier for hospitals to submit and receive reimbursement for use of the product.”

In March 2004, the Company announced that Plenaxis® had qualified for transitional pass-through payment under the Medicare hospital outpatient prospective payment system.

Medicare generally reimburses hospital outpatient departments based on “ambulatory payment classifications” (APCs) representing bundled payments for services and items including drugs provided to a patient.  CMS determines APCs based on historical data pertaining to the associated procedures.  Under the “pass-through” system, hospital outpatient departments may “pass-through” for reimbursement a portion of certain new technology costs that may not have been factored in to the development of the APCs.

Hospital outpatient departments furnishing Plenaxis® in accordance with Medicare coverage criteria on or after January 1, 2004, and prior to July 1, 2004 (the effective date of pass-through qualification for Plenaxis®), are eligible for Medicare reimbursement for Plenaxis® at 95% of the average wholesale price in accordance with the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

For full prescribing information for Plenaxis® or to enroll in the PLUS (PLenaxis® User Safety)  Program, visit www.plenaxis.com.

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States.  PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis®.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, autoimmune diseases and anti-viral therapies.

This news release contains forward-looking statements, including statements regarding the rate and timing of reimbursement of hospital outpatient departments by Medicare in connection with the administration of Plenaxis®.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.